PURCHASE AND SALE AGREEMENT

THIS AGREEMENT dated as of the 25th day of July, 2007.

BETWEEN:

DESERT MINING, INC., a Nevada corporation, with offices in the City of Longmont, in the State of Colorado (hereinafter called "Vendor")

– and –

SUN CAL ENERGY, INC., with offices in Calgary, in the Province of Alberta Canada (hereinafter called "Purchaser")

             WHEREAS, Vendor has agreed to sell to Purchaser and Purchaser has agreed to purchase from Vendor the Assets on and subject to the terms and conditions of this Agreement.

              NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements set out, the Parties covenant and agree as follows:

1.           DEFINITIONS

1.1          Definitions: In this Agreement, the following terms have the following respective meanings, unless the context otherwise requires:

(a)	"Agreement" means this document together with the recitals and schedule attached hereto;

(b)	"Assets" means the Petroleum and Natural Gas Rights and the Miscellaneous Interests;

(c)	"Business Day" means a day other than a Saturday, Sunday or any day on which the principal banks located in the State of Colorado are not open for business during normal banking hours;

(d)	"Closing" shall be August 31, 2007 or such other date as the parties may agree;

(e)

"Conveyance Documents" means such assignments, novations, transfers, trust agreements and other documents that are reasonably required by either Party to complete the transfer and assignment of the Assets;

(f)

"Documents of Title" means collectively any and all certificates of title, leases, reservations, permits, licenses, assignments, trust declarations, royalty agreements, operating agreements or procedures, participation agreements, farmin and farmout agreements, sale and purchase agreements, pooling agreements and any other agreements reserving or otherwise conferring rights to (i) explore for, drill for, produce, take, use or market Petroleum Substances, (ii)

share in the production of Petroleum Substances, (iii) share in the proceeds from, or measured or calculated by reference to the value or quantity of, Petroleum Substances which are produced and (iv) rights to acquire any of the rights described in items (i) to (iii) of this definition; but only if the foregoing pertain in whole or in part to Petroleum Substances within, upon or under the Lands, including to those which are described in Schedule "A";

(g)	"Dollars" or "$" means dollars in the lawful currency of the United States of America;

(h)	"Lands" means the lands set forth and described in Schedule "A";

(i)	"Losses" means losses, costs, claims, damages, expenses, liabilities, fines and penalties, including legal costs on a solicitor client basis;

(j)

"Leased Substances" means all Petroleum Substances, rights to or in respect of which are granted, reserved or otherwise conferred by or under the Documents of Title (but only to the extent that the Documents of Title pertain to the Lands);

(k)

"Miscellaneous Interests" means the entire right, title, estate and interest of Vendor in and to all property, assets and rights, to the extent pertaining to Petroleum and Natural Gas Rights (excluding therefrom materials and supplies used in connection with operations where the costs have not been charged to the joint account of Persons having an interest therein and also excluding Petroleum and Natural Gas Rights), but including:

(i)

all contracts and other agreements to the extent relating to Petroleum and Natural Gas Rights or any rights in relation thereto, including operating agreements and agreements for the construction, ownership and operation of facilities;

(ii)

all records, books, documents, licences, reports and data, including seismic records, reports and data, and all non-interpretive production and engineering information which is not of a proprietary nature and which relate directly to the Petroleum and Natural Gas Rights, that Vendor either has in its custody or to which Vendor has access, but excluding:

		(A)	tax, legal and financial records;

		(B)	economic evaluations; and,

		(C)	engineering, geophysical and geological information, to the extent Vendor is contractually prohibited from selling or disclosing to other Persons; and

	(iii)	all subsisting rights to enter upon, use and occupy the surface of any lands which are or may be used to gain access to or otherwise use the Petroleum and Natural Gas Rights;

(l)	"Parties" means all parties to this Agreement, and "Party" means any of them;

(m)	"Permitted Encumbrances" means:

	(i)	easements, rights of way, servitudes or other similar rights in lands which do not either alone or in the aggregate, materially detract from the value of the Assets or materially impair their use;

(ii)

the right reserved to or vested in any government or other public authority by the terms of any statutory provision, to terminate any Documents of Title or to require annual or other periodic payments as a condition of the continuance thereof;

(iii)

the right reserved to any governmental authority to levy taxes on Leased Substances or the income or revenue therefrom and governmental requirements as to production rates on the operations of any property;

(iv)

rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of any governmental authority;

	(v)	undetermined or inchoate liens created as security in favour of the person conducting the operation of any of the Assets for Vendor's proportion of the costs and expenses of such operations;

	(vi)	liens for taxes, assessments or governmental charges, which are not due or which are not delinquent or the validity of which are being contested by Vendor, in good faith;

	(vii)	mechanics', builders' or materialmen's liens in respect of services rendered or goods supplied for which payment is not at the time due;

	(viii)	the reservations, limitations, provisos and conditions in any original grants from the State of any of the Lands or interests therein and statutory exceptions to title;

	(ix)	the terms and conditions of the Documents of Title set forth in Schedule "A"; and

	(x)	such royalty burdens, penalties and other encumbrances as are set forth in Schedule "A";

(n)

"Person" means any individual or entity other than Vendor or Purchaser including any natural person, firm, corporation, partnership, trustee, trust, unincorporated association, union, government or government department or government agency and any heir executor, administrator or other legal representative of an individual; and pronouns used in connection therewith have a similar extended meaning;

(o)

"Petroleum and Natural Gas Rights" means the entire right, title and interest of Vendor in and to the Documents of Title and the Leased Substances including the interests as set forth in Schedule "A" hereto;

(p)

"Petroleum Substances" means any of crude oil, crude bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas (including coalbed methane) natural gas liquids and any and all other substances, related to any of the foregoing whether liquid, solid or gaseous and whether hydrocarbons or not, including sulphur; and

(q)	"Purchase Price" means the amount set forth in Clause 3.1.

2.            INTERPRETATION

2.1          Derivatives: When a capitalized derivative of a term defined herein is used, it shall have the corresponding meaning of the defined term, unless the context otherwise requires.

2.2          Knowledge: The knowledge or awareness of a Party on a matter shall consist of actual knowledge or awareness of its current officers and its employees who are primarily responsible for the matter in question in the course of their normal duties (other than those employees in the field who do not have management responsibilities), after reasonable inquiry of such Party's applicable files and records.

2.3          Inclusive Language: Where used in this Agreement, "including" and derivative words and phrases mean "including, without limitation".

2.4          Schedule(s): The following Schedule(s) are attached to and made a part of this Agreement:

                Schedule "A" Documents of Title, Petroleum and Natural Gas Rights, Lands, and Encumbrances

2.5          Conflicts: In the event of any conflicts between the provisions of the body of this Agreement and the Schedule, the provisions of the body of this Agreement prevail. In the event of any conflicts between the provisions of this Agreement and the Documents of Title, the provisions of the Document of Title prevail.

2.6          Headings and Descriptions: The headings of all Articles, Clauses and Subclauses are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement, or any provision thereof. Use of words "Article", "Clause" or "Subclause" in this Agreement refers to an Article, Clause or Subclause of this Agreement unless a contrary intention is specifically stated.

2.7          Singular/Plural: Whenever the singular or masculine or neuter is used in this Agreement or in the Schedule, it shall be interpreted as meaning the plural or feminine or body politic or corporate or vice versa, as the context requires.

3.            PURCHASE AND SALE

3.1          Deposit: At Signing, the Purchaser shall pay to the Vendor the amount of Two Hundred Fifty Thousand Dollars ($250,000.00), and the Vendor shall immediately refrain from offering the properties to other possible purchasers. Purchaser shall have until Closing Date to complete their Due Diligence work. If Purchaser is unwilling or unable to complete the transaction as herein outlined by the Closing Date, the Deposit will be forfeited.

3.2          Conveyance: At Closing, the Purchaser shall pay to the Vendor the amount of Five Hundred Seventy One Thousand Seven Hundred Ninety-Eight Dollars and Forty Five Cents ($571,798.45), and the Vendor shall sell, assign, transfer, convey and set over to Purchaser, and Purchaser shall purchase from Vendor, all of the right, title, estate and interest of Vendor (whether absolute or contingent, legal or beneficial) in and to the Assets, TO HAVE AND TO HOLD the same, together with all benefit and advantage to be derived therefrom, absolutely, subject to the terms of this Agreement.

4.            CONVEYANCE DOCUMENTS

4.1          Cost of Registration: Purchaser shall bear all costs incurred in registering all Conveyance Documents relating to the Assets and all costs of registering any further Conveyance Documents Purchaser may reasonably require. Vendor shall bear all costs of preparing and registering discharges of any and all security interests registered against Vendor's interest in the Assets.

4.2          Subordination of Ancillary Documents: All documents executed by the Parties and delivered pursuant to the provisions of this Article 4, or otherwise pursuant to this Agreement, are subordinate to the provisions hereof and the provisions hereof shall govern and prevail in the event of conflict.

5.            REPRESENTATIONS AND WARRANTIES OF VENDOR

5.1          Representations and Warranties of Vendor: Vendor hereby represents and warrants to Purchaser, both as at the date hereof and at Closing, that:

(a)

Standing: It is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and in good standing under the laws of the jurisdiction in which it is required to be registered in order to hold the Assets;

(b)

Requisite Authority: It has all necessary corporate power, authority and capacity to enter into and execute this Agreement, to sell the Assets and to perform its other obligations under this Agreement;

(c)

No Conflicts: The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, its charter, bylaws or similar constating documents of Vendor, or any provision of any agreement or instrument of a material nature to which it is a party or is bound, or any decree, order, statute, rule or regulations applicable to it;

(d)

No Prior Approval: No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body exercising jurisdiction over the Assets is required for the due execution, delivery and performance by Vendor of this Agreement, other than authorizations, approvals or exemptions from requirement therefor, previously obtained and currently in force;

(e)

Execution and Enforceability of Documents: It has duly executed and delivered this Agreement and all other documents required hereunder and this Agreement and such documents constitute legal, valid and binding obligations of it enforceable in accordance with their respective terms, subject to the qualification that their enforceability may be limited by rules of equity and by insolvency, bankruptcy and other laws of general application affecting the enforcement of creditor's rights;

(f)

Finder's Fees: It has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the Assets for which Purchaser shall have any obligation or liability;

(g)

Lawsuits and Claims: No lawsuits, actions or other proceedings before any court, governmental agency or arbitral body has been commenced against Vendor or, to the knowledge, information and belief of Vendor, has been threatened against Vendor or any other Person, which might result in impairment or loss of the interest of Vendor in and to the Assets or which might otherwise adversely affect the Assets, and Vendor has not received notice from any Person claiming an interest in and to the Assets adverse to the interest of Vendor and Vendor has no reason to believe that any such claim may be made;

(h)

Default: It has not received notice of any default under any order, writ, injunction or decree of any court or of any commission or administrative agency or any of the Documents of Title and is not aware of any default that might materially adversely impact upon the value of the Assets or subject the Documents of Title to cancellation or termination;

(i)

Encumbrances: Other than permitted Encumbrances, (i) Vendor has not alienated or encumbered the Assets or any part or portion thereof, (ii) Vendor has not committed and is not aware of there having been committed any act or omission whereby the interest of Vendor in and to the Assets or any part or portion thereof may be cancelled or determined, and (iii) the Assets are now free and clear of all royalty burdens, liens, penalties, conversion rights and other claims of Third Parties, created by, through or under Vendor or of which Vendor has knowledge;

(j)

Production Contracts: Vendor is not a party to and Vendor's interest in and to the Assets is not otherwise bound or affected by any (i) production sales contracts pertaining to Leased Substances, (ii) gas balancing or similar agreements pertaining to Leased Substances, (iii) agreements for the transportation, processing or disposal of Leased Substances, (iv) agreements for the contract operation of the Assets or any of them, or (v) agreements to provide transportation, processing or disposal capacity or service to any Person;

(k)

Reduction of Interest: The Petroleum and Natural Gas Rights are not subject to reduction by virtue of the conversion or other alteration of the interest of any Person under existing agreements created by, through or under Vendor;

(l)

Production Penalty: The Assets are not subject to a production penalty whereby the production proceeds allocable to Vendor's interest are payable to a Person until an amount calculated in respect of certain costs and expenses paid by such Person are recovered by such Person;

(m)

Quiet Enjoyment: Subject to the rents, covenants, conditions and stipulations in the Documents of Title reserved and contained on the lessee's or holder's part thereunder to be paid, performed and observed, Purchaser may enter into and upon and hold and enjoy the Assets for the residue of their respective term thereof for its own use and benefit without any lawful interruption of or by Vendor or any other Person claiming by, through or under Vendor except pursuant to or in respect of Permitted Encumbrances;

(n)

Payment of Taxes and Royalties: All ad valorem, property, royalties, production, severance and similar taxes and assessments based on or measured by the ownership of the Assets or the production of Leased Substances or the receipt of proceeds therefrom payable by it to the date hereof have been properly paid and discharged;

(o)	Environmental Claims: Vendor is not aware of and has not received:

(i) any orders or directives which relate to environmental matters and which require any work, repairs, construction or capital expenditures with respect to the Assets; or

(ii)

any demand or notice issued with respect to the breach of any environmental, health or safety law applicable to the Assets, including respecting the use, storage, treatment, transportation or disposition of environmental contaminants;

nor is Vendor aware of any event or circumstance that might give rise to any such order, directive, demand or notice;

(p)	No Operations: There have been no operations by Vendor or any other Person on or related to the Assets;

(q)	Outstanding AFEs: There are no authorities for expenditure, operations notices or amounts budgeted pursuant to Title Documents with respect to the Assets;

(r)

No Tangibles: There are no facilities or other tangible depreciable property that are used, or intended for use, in connection with production, processing, gathering, storage, treatment, injection or other operations respecting the Petroleum and Natural Gas Rights included in the Assets;

(s)	No Wells: There are no producing wells located on the surface of the Lands which may be used in connection with the Petroleum and Natural Gas Rights;

(t)	Areas of Mutual Interest or Exclusion: None of the Documents of Title include an area of mutual interest, area of exclusion or similar provision that remains in effect;

(u)

Offset Wells: No obligations have accrued pursuant to the Documents of Title that may be satisfied by the drilling of a well, the payment of compensatory royalty or the surrender of some or all of the interests granted, reserved or otherwise conferred pursuant to the Documents of Title, other than obligations that have been satisfied (by means other than by the payment of compensatory royalties) or have been permanently waived; and

(v)

Preferential Rights: None of the interest of Vendor in and to the Assets is subject to any rights of first refusal, preemptive right of purchase or similar right whereby any Person, other than Vendor, would have the right to acquire or purchase all or a portion of the Assets that become operative by virtue of this Agreement or the transaction to be effected by it.

5.2          No Other Vendor Representations or Warranties: Vendor makes no warranty whatsoever except as and to the extent set forth in Clause 5.1. Without limiting the generality of the foregoing, Vendor does not make any representation or warranty with respect to:

(a)	the quality, quantity or recoverability of the Petroleum Substances within or under the Lands or any lands pooled or unitized therewith;

(b)	the value of the Assets or the future revenues applicable thereto; or

(c)	any economic evaluations respecting the Assets.

6.            REPRESENTATIONS AND WARRANTIES OF PURCHASER

6.1          Representations and Warranties of Purchaser: Purchaser hereby represents and warrants to Vendor, both as at the date hereof and at Closing, that:

(a)

Standing: It is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and in good standing under the laws of the jurisdiction in which it is required to be registered in order to hold the Assets;

(b)	Requisite Authority: It has all necessary authority and capacity to enter into and execute this Agreement, to buy the Assets and to perform its other obligations under this Agreement;

(c)

No Conflicts: The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, its charter, bylaws or similar constating documents of it, or any provision of any agreement or instrument to which it is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Purchaser;

(d)

Execution and Enforceability of Documents: It has duly executed and delivered this Agreement and all other documents required hereunder. This Agreement does, and such documents will, constitute legal, valid and binding obligations of it enforceable in accordance with their respective terms, subject to the qualification that their enforceability may be limited by rules of equity and by insolvency, bankruptcy and other laws of general application affecting the enforcement of creditors' rights; and

(e)

Finder's Fees: It has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which Vendor shall have any obligation or liability.

6.2          Survival of Representations and Warranties: The representations and warranties contained herein shall survive the closing of the transactions contemplated hereby, and shall remain in full force and effect for the benefit of Purchaser with respect to Clause 5.1 and for the benefit of Vendor with respect to Clause 6.1, but no claim or action in respect of any breach of such representation or warranty shall be made unless the Party making such claim or bringing such action has given notice of such claim (including reasonable particulars of the misrepresentations or breach) to the other within twelve (12) months following the date of this Agreement.

7.            INDEMNITIES

7.1          Vendor's Indemnity for Breach of Representations and Warranties: Subject to Clauses 6.2, Vendor shall indemnify Purchaser and its directors, officers, employees and agents from and against all Losses which any of them may pay, suffer, sustain or incur as a consequence of a breach of any representation or warranty of Vendor contained in Clause 5.1, excepting any Losses, if and to the extent caused by the gross negligence or willful misconduct of Purchaser, its successors, agents or assigns. The indemnity granted by Vendor in this Clause 7.1 is not a title warranty and does not provide an extension of any representation or warranty contained in Clause 5.1 or any additional remedy with regard to Vendor's breach of any representation or warranty. Furthermore, the indemnity of Vendor to Purchaser granted pursuant to this Clause 7.1 shall only apply to claims of indemnity made by Purchaser to Vendor by giving written notice to Vendor within twelve (12) months following the date of this Agreement and, in no event shall the total of the liabilities and indemnities of Vendor under this Agreement, including any claims relating to Article 5, in the aggregate exceed the Purchase Price.

7.2          Purchaser's Indemnity for Breach of Representations and Warranties: Subject to Clause 6.2, Purchaser shall indemnify Vendor and its directors, officers, employees and agents from and against all Losses which any of them may pay, suffer, sustain or incur as a consequence of a breach of any representation or warranty of Purchaser contained in Clause 6.1 of this Agreement, excepting any Losses, if and to the extent caused by the gross negligence or willful misconduct of Vendor, its successors, agents or assigns. The indemnity granted by Purchaser in this Clause 7.2 does not provide an extension of any representation or warranty contained in Clause 6.1 of this Agreement or any additional remedy with regard to Purchaser's breach of any representation or warranty. Furthermore, the indemnity of Purchaser to Vendor granted pursuant to this Clause 7.2 shall only apply to claims of indemnity made by Vendor to Purchaser by giving written notice to Purchaser within twelve (12) months following the date of this Agreement.

7.3          Purchaser's Liability and Indemnity to Vendor: Purchaser hereby agrees:

(a)	to be liable to Vendor, its directors, officers, agents and employees, for all Losses which any of them may pay, suffer, sustain or incur and, in addition,

(b)	to indemnify and save harmless Vendor, its directors, agents and employees from and against all Losses which may be brought against or suffered by any of them,

in relation to the Assets and arising out of or in connection with operations which arise, on or subsequent to the date of this Agreement, excepting any Losses if, and to the extent, caused by the gross negligence or willful misconduct of Vendor or its agents and provided further that Purchaser shall not be liable to, nor be required to, indemnify Vendor in respect of any Losses in respect of which Vendor is liable to and has indemnified Purchaser pursuant to Clause 7.1.

7.4          Vendor's Liability and Indemnity to Purchaser: Vendor hereby agrees:

(a)	to be liable to Purchaser, its directors, officers, agents and employees, for all Losses which any of them may pay, suffer, sustain or incur and, in addition,

(b)	to indemnify and save harmless Purchaser, its directors, agents and employees from and against all Losses which may be brought against or suffered by any of them,

in relation to the Assets and arising out of or in connection with operations which arose, prior to the date of this Agreement, excepting any Losses if, and to the extent, caused by the gross negligence or willful misconduct of Purchaser or its agents and provided further that Vendor shall not be liable to, nor be required to, indemnify Purchaser in respect of any Losses in respect of which Purchaser is liable to and has indemnified Vendor pursuant to Clause 7.2.

8.            NOTICE

8.1          Method of Notice: Any notice, communication or other document (hereinafter called "notice") required or permitted to be given under this Agreement by one Party to the other shall be in writing and shall be sufficiently given and received if:

(a)

personally served on the Party to whose attention the notice is to be addressed pursuant to Clause 8.2, at the time of actual delivery or, if delivered by hand to a responsible Person at the address of the Party to which such notice is directed, two hours following delivery to such Party; provided that if such time of deemed receipt is not within the normal business hours of the recipient Party, then such notice shall be deemed received at the next commencement of business on a day that business is normally conducted by the recipient Party;

(b)

sent by facsimile transmission and directed to the Party to whose attention the notice is to be addressed pursuant to Clause 8.2 at that Party's fax number set forth below, and such notice so given shall be deemed to have been received by the recipient, if the time of transmission is stated, two hours following the time so stated; provided that if such time of deemed receipt is not within the normal business hours of the recipient Party, then such notice shall be deemed received at the next commencement of business on a day that business is normally conducted by the recipient Party; or

(c)

mailed by first class registered post, postage prepaid, to the other Party (such notice so served shall be deemed to have been received by the recipient Party on the fourth (4th) Business Day following the date of mailing thereof); provided that in the event of an actual or threatened postal strike or other labor disruption that may affect mail service, notices shall not be mailed.

For greater certainty, electronic transmission or email shall not be an acceptable method of notice.

8.2	Address for Notice: The address for notice for each of the Parties shall be as follows:

Vendor:	Purchaser:

Desert Mining, Inc.	Sun Cal Energy, Inc.
4328 Highway 66	Bow Valley Square II
Longmont, CO 80504	700, 205 – 5th Ave SW
U.S.A.	Calgary, AB T2P 2V7
Canada
Fax: (970) 535-6220
Fax:
Attention: Randy Anderson
Attention:

8.3          Changes of Address for Notice: Any Party may, from time to time, change its address for notice by giving written notice to the other.

9.            MISCELLANEOUS PROVISIONS

9.1          Non-merger: The representations and warranties set forth in Clauses 5.1 and 6.1 and the indemnities and covenants set forth in Article 7 shall be deemed to apply to all Conveyance Documents and there shall not be any merger of any representation, warranty, indemnity or covenant in any Conveyance Documents, notwithstanding any rule or law, equity or statute to the contrary and all such rules are hereby waived.

9.2          Public Announcements: No Party shall release any information concerning this Agreement and the transaction herein provided for without the prior written consent of the other Party, which will not be withheld unreasonably. Nothing contained herein shall prevent any Party at any time from furnishing information to any governmental agency or regulatory authority, or to the public if required by applicable law or securities rules or regulations, or if such Party considers it to be advisable in the circumstances, provided that the Parties shall advise each other in advance of any public statement which they propose to make regarding the said transaction. Nothing herein contained shall prevent Vendor from furnishing information relating to the said transaction or the identity of Purchaser in connection with the procurement of the consent of other Persons where required pursuant to any Documents of Title.

9.3          Signs and Notifications: Vendor may remove any signs which indicate Vendor's ownership or operation of the Assets. It shall be the responsibility of Purchaser, where necessary, to erect or install any signs that may be required by governmental agencies indicating Purchaser to be the owner of the Assets and to notify contractors, governmental agencies and any other Person of Purchaser's interest in the Assets.

9.4          Conflicts and Entire Agreement: The provisions contained in all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict between the provisions contained in any documents or agreements collateral hereto and the provisions of this Agreement, the provisions of this Agreement shall prevail unless otherwise expressly provided herein.

9.5          Waiver: Any waiver of any term or condition of this Agreement or consent to any departure from this Agreement by one Party to the other shall be effective only if in writing and only in the specific instance and for the specific purpose for which it is given.

9.6          Applicable Law: This Agreement shall be construed and enforced in accordance with the laws in effect in the State of Wyoming.

9.7          Entire Agreement: This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated herein, contains all of the representations and warranties of the respective Parties and supersedes all prior agreements, documents, writing and verbal understandings between the Parties with respect to the sale of the Assets.

9.8          Amendments: This Agreement may not be amended or modified in any respect, except by written instrument executed by the Parties.

9.9          Time of the Essence: Time shall be of the essence of this Agreement and of every part thereof.

9.10          Further Assurances: The Parties shall do all things and provide all assurances, as may be reasonably required to consummate the transactions contemplated by this Agreement, and each Party shall provide those further documents or instruments as may be reasonably required by the other Parties to give effect to this Agreement and to carry out its provisions.

9.11          Enurement: This Agreement shall enure to the benefit of and be binding upon the Parties, and their respective successors and assigns.

9.12          Counterpart: This Agreement may be executed in counterpart and when each party has executed a counterpart, all counterparts taken together shall constitute an entire Agreement.

                  IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date and year first above written.

DESERT MINING, INC.	SUN CAL ENERGY, INC.

Per: /s/ Signed	Per: G. Drazenovic
Name: Randall B. Anderson	Name: George Drazenovic
Title: CEO	Title: CFO/Director

SCHEDULE "A"

This comprises Schedule "A" attached to and forming part of that certain Purchase and Sale Agreement dated as of the 25th day of July, 2007 and made between Desert Mining, Inc. as Vendor, and Sun Cal Energy, Inc., as Purchaser.

LANDS

Title Document	Lands	Encumbrances	Vendor's Interest

United States Department
of the Interior Bureau of
Land Management Oil and

Gas Lease #WYW159753
dated August 1, 2004 and
issued to Desert Mining,
Inc.

United States Department
of the Interior Bureau of
Land Management Oil and
Gas Lease #WYW158664
dated August 1, 2004 and
issued to Desert Mining,
Inc.

United States Department
of the Interior Bureau of
Land Management Oil and
Gas Lease #WYW158665
dated August 1, 2004 and
issued to Desert Mining,
Inc.

All Township 27N Range
110 West

Section 1 – Lots 1-4;

S2N2, NESE
Section 12 W2NE, NW,
N2S2, SESW, S2SE

All Township 28N Range

110 West
Section 6 – Lots 1-7;
S2NE; SENW; E2SW;
N2SE
Section 7 Lots 1 – 4;
E2W2

Section 17 N2
Section 19 Lots 3 & 4;
E2SW
Section 30 Lots 1 – 4;
E2W2; SE

All Township 28N Range
110 West

Section 28 SW
Section 29 S2

Section 31 Lots 1 - 4;
S2NE; E2W2; SE

	All Township 27N Range	Lessor Royalty Overriding royalty retained by Vendor Lessor Royalty Overriding royalty retained by Vendor Lessor Royalty Overriding royalty retained by Vendor	12.5% 5.0% 12.5% 5.0% 12.5% 5.0%

United States Department

of the Interior Bureau of
Land Management Oil and
Gas Lease #WYW159733
dated February 1, 2004
and issued to Desert
Mining, Inc.

United States Department
of the Interior Bureau of
Land Management Oil and
Gas Lease #WYW159734
dated February 1, 2004
and issued to Desert
Mining, Inc.

United States Department

of the Interior Bureau of
Land Management Oil and
Gas Lease #WYW159737
dated February 1, 2004
and issued to Desert
Mining, Inc.	107 West Section 4 Lots 1 – 4; S2N2; S2 Section 7 E2 Section 17 SWNE; W2; N2SE All Township 27N Range 107 West Section 5 Lots 1 – 4; S2N2; S2 All Township 27N Range 107 West Section 8 N2; N2SE; SESE	Lessor Royalty Overriding royalty retained by Vendor Lessor Royalty Overriding royalty retained by Vendor Lessor Royalty Overriding royalty retained by Vendor	12.5% 5.0% 12.5% 5.0% 12.5% 5.0%